Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Benefit Plan Management Committee of

The Kroger Co. Savings Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-206532) on Form S-8 of The Kroger Co. of our report dated June 28, 2024, relating to the statements of net assets available for benefits of The Kroger Co. Savings Plan as of December 31, 2023 and 2022, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of The Kroger Co. Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 28, 2024